Exhibit 99.1

M/I Homes Announces Final Tender Offer Results and Closing of Offering of Senior Notes

COLUMBUS, Ohio (November 12, 2010) - M/I Homes, Inc. (NYSE: MHO) announced today the expiration and final results of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 6.875% Senior Notes due 2012 (the “Existing Senior Notes”).  The Tender Offer was made upon the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal, dated October 14, 2010, distributed to holders of the Existing Senior Notes.

As of 11:59 p.m., New York City time, on November 10, 2010, the expiration time for the Tender Offer, approximately $158.6 million principal amount of Existing Senior Notes were validly tendered and not validly withdrawn.  The Company accepted for purchase all of the Existing Senior Notes tendered for payment.  The Company expects to settle the purchase of Existing Senior Notes in the Tender Offer today using the net proceeds from its private placement of $200 million aggregate principal amount of 8.625% Senior Notes due 2018.

The Company also announced today the closing of its previously announced private placement of $200 million aggregate principal amount of 8.625% Senior Notes due 2018 (the “New Senior Notes”) to the initial purchasers. The initial purchasers resold the New Senior Notes to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain investors in accordance with Regulation S under the Securities Act.

The Company intends to use the net proceeds from the sale of the New Senior Notes to fund its purchase of the Existing Senior Notes in the Tender Offer and to pay related fees and expenses.  The remainder of the net proceeds from the sale of the New Senior Notes will be used for general corporate purposes.

The New Senior Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is not an offer to sell or a solicitation of an offer to buy the New Senior Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 77,500 homes.  The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes.  The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Charlotte and Raleigh, North Carolina; the Virginia and Maryland suburbs of Washington, D.C., and has recently entered the Houston, Texas market.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission.  All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time.  We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact Information
M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225
Kevin C. Hake, Vice President, Treasurer (614) 418-8227